Certificate No. ________ For ________ Shares Issued to ____________________ Transferred from ________ / /19

No. Original Certificate	No. Original Shares	No. Of Shares Transferred

Dated ____________________ 19____ Receipt acknowledged ____________________

NUMBER

INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

SHARES



Multimedia Design Corporation

This Certifies that SPECIMEN *is the owner of*

________________ *fully paid and non-assessable Shares of the Capital Stock of the above named Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.*

In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed this ________ day of ________ A. D. 19____

________________ SECRETARY/TREASURER

________________ PRESIDENT